EXECUTION COPY

BERLITZ GLOBALNET, INC.

STOCK PURCHASE AGREEMENT

by and among

BGS COMPANIES, INC.,

as Buyer,

and

BERLITZ INTERNATIONAL, INC.

and

BERLITZ INVESTMENT CORPORATION,

as Sellers

Dated as of August 7, 2002

EX-10.17: STOCK PURCHASE AGREEMENT
EX-99.1: CERTIFICATION
EX-99.2: CERTIFICATION

i

ii

iii

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of August 7, 2002 (this “Agreement”), by and among BGS Companies, Inc., a Delaware corporation (the “Buyer”), Berlitz International, Inc., a New York corporation (“Berlitz International”), and Berlitz Investment Corporation, a Delaware corporation (“Berlitz Investment” and together with Berlitz International, the “Sellers”), for the purchase and sale of all of the issued and outstanding shares of capital stock of Berlitz GlobalNET, Inc., a New York corporation (the “Company”).

The Sellers are the beneficial and record owners of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”). The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions of this Agreement.

Certain terms used herein are defined as provided in Section 13.1.

Accordingly, the parties agree as follows:

1.       Sale and Purchase of Shares.

1.1       Sale and Purchase of Shares. At the Closing provided for in Article 2, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares for an aggregate purchase price (the “Purchase Price”) equal to $75,000,000, subject to adjustment as set forth in Section 1.4, such Purchase Price to be paid in cash in accordance with Section 1.2.

1.2       Payment of Purchase Price. At the Closing, the Purchase Price shall be paid by the Buyer to the Sellers in cash by wire transfer of immediately available funds in United States dollars to the respective bank accounts designated by the Sellers in writing at least two Business Days prior to the Closing, which funds shall be allocated between the Sellers in the percentages set forth opposite each Seller’s name in Section 3.4(a) of the Sellers’ Disclosure Letter.

1.3       Delivery of Shares. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer stock certificates representing the Shares, constituting all of the issued and outstanding capital stock of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

1.4       Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

(a)       As soon as practicable following the Closing, but in no event later than 30 days after the Closing Date, the Sellers shall prepare and deliver to the Buyer a statement setting forth the Net Current Assets of the Company and the Subsidiaries as at Closing (the “Net Current Assets Statement”). The Net Current Assets Statement shall (i) set forth the amounts of the components of Net Current Assets as they would appear on a combined balance sheet of the Company and the Subsidiaries prepared in a manner consistent with the Company Financial Statements and (ii) present such amounts in accordance with GAAP consistently applied and calculated in a manner consistent with the accounting principles and practices used in the preparation of the Company Financial Statements. Without limiting the foregoing, accounts receivable shall be calculated on the same basis and using the same percentage reserve for non-collectibility as was utilized in the preparation of the Company Financial Statements. For purposes of this Agreement, “Net Current Assets” shall mean the excess of (i) total current assets over (ii) total current liabilities, as reflected on the final Net Current Assets Statement. For purposes of this Agreement, “Cash” shall mean the total amount of cash and temporary investments of the Company and the Subsidiaries.

(b)       Each party will cooperate with the other party in the determination of Net Current Assets, including allowing the Sellers and their representatives reasonable access after the Closing to the books and records of the Company and the Subsidiaries. Upon receipt of the Net Current Assets Statement, the Buyer shall be permitted to examine the work papers prepared by the Sellers. If the Buyer disputes the Sellers’ calculation of Net Current Assets, as set forth in the Net Current Assets Statement, the Buyer shall notify the Sellers in writing, setting forth its objections in detail, within 30 days after delivery of the Net Current Assets Statement. If the Buyer does not object within such 30-day period, the Net Current Assets Statement shall be deemed to have been accepted by the Buyer and shall be final, binding and conclusive on the parties. If the Buyer does object within such period, the Buyer and the Sellers shall endeavor for 30 days in good faith to resolve any dispute over the calculation of Net Current Assets, and, upon such resolution, the Net Current Assets Statement shall be final, binding and conclusive on the parties. If the parties cannot resolve their dispute within this time period, such dispute shall be submitted to a nationally recognized accounting firm in the United States (other than Deloitte & Touche LLP, KPMG LLP or Arthur Andersen LLP) as is mutually acceptable to the Buyer and the Sellers (the “ Independent Accounting Firm”), which shall resolve all such disputes within 30 days from their submission. The decision of the Independent Accounting Firm shall be final, binding and conclusive on the parties. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such items claimed by either party or smaller than the smallest value for such items claimed by either party. The fees and expenses of the Independent Accounting Firm shall be paid by the party whose calculation of Net Current Assets is farther from the value calculated by the Independent Accounting Firm.

(c)       To the extent that (i) Cash, as set forth in the final Net Current Assets Statement, is less than $16,000,000 or (ii) Net Current Assets, as set forth in the final Net Current Assets Statement, is less than $32,000,000, the Purchase Price shall be decreased by the difference. The Sellers shall pay to the Buyer the amount of any such decrease in the Purchase Price within ten days after the date on which the Net Current Assets Statement has become final, binding and conclusive on the parties. Such payment shall be made by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated in writing by the Buyer.

2.       Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. local time, on the tenth Business Day after the conditions to closing set forth in Sections 7.2 and 8.2 have been satisfied, or such other time or date as the parties may mutually agree in writing; provided, that all of the conditions to the Closing set forth in Articles 7 and 8 have been satisfied or waived by the party or parties entitled to waive them. The time and date upon which the Closing occurs is referred to herein as the “Closing Date.”

3.       Representations and Warranties of the Sellers as to the Company. The Sellers, jointly and severally, represent and warrant to the Buyer that, as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure letter relating to this Agreement (the “ Sellers’ Disclosure Letter”) delivered by the Sellers to the Buyer on the date hereof:

3.1       Due Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of New York. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2       Subsidiaries.

(a)       Section 3.2(a) of the Sellers’ Disclosure Letter sets forth the name and jurisdiction of organization of each corporation or other entity (collectively, the “Subsidiaries”) in which the Company directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation or other Persons performing similar functions for such entity, as the case may be. Except for the Subsidiaries, the Company does not directly or indirectly own any interest in any other Person.

(b)       Each of the Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of its jurisdiction of organization. Each of the Subsidiaries has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.3       Qualification. Each of the Company and the Subsidiaries is duly qualified or licensed to do business in all other jurisdictions where the Company or any of the Subsidiaries currently conducts business that require such qualification or licensing, except where the failure to so qualify or be licensed would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect” means any effect (i) that is, or insofar as reasonably can be foreseen in the future is reasonably likely to be, materially adverse to the financial condition, business, results of operations, properties or assets of the Company and the Subsidiaries, taken as a whole, except that events, changes, developments, impairments, conditions or circumstances resulting from any of the following shall not constitute a Company Material Adverse Effect: (A) events, changes, developments or impairments in worldwide, national or local conditions or circumstances (political, economic or regulatory), (B) the departure of management personnel or other employees, or the loss of business from customers, as a result of the announcement of this Agreement and the transactions contemplated hereby or (C) any changes in law or accounting principles (and any changes resulting therefrom) that adversely affect enterprises or the Company’s industry generally and do not specifically relate to (or have the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) the Company and the Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to materially impair or delay the ability of the Sellers to consummate the transactions contemplated hereby.

3.4       Capitalization.

(a)       The Company is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), of which 8,500,000 shares of Company Common Stock are issued and outstanding. All of the Shares are owned by the Sellers, free and clear of any Lien, and the Sellers’ respective ownership of the Shares is set forth in Section 3.4(a) of the Sellers’ Disclosure Letter. All of the Shares are duly authorized and validly issued, fully paid and nonassessable. No other class of capital stock or other ownership interests of the Company is authorized or outstanding.

(b)       The authorized and issued shares of capital stock or other ownership interests of each of the Subsidiaries are set forth in Section 3.4(b) of the Sellers’ Disclosure Letter. All of the issued and outstanding capital stock and other ownership interests of each of the Subsidiaries is owned by the Company, free and clear of any Lien. All of the outstanding shares of capital stock of each of the Subsidiaries are duly authorized and validly issued, fully paid and nonassessable. No other class of capital stock or other ownership interests of any of the Subsidiaries is authorized or outstanding.

3.5       Options or Other Rights. As of August 1, 2002, there were outstanding, under the Option Plan, options to purchase an aggregate of 1,456,000 shares of Company Common Stock (the “Options”). Other than the Options, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement to purchase, or otherwise to receive from the Company or any of the Subsidiaries, any shares of the capital stock or any other equity security of the Company or any of the Subsidiaries, and there is no outstanding security of the Company or any of the Subsidiaries convertible into any such capital stock or other equity security.

3.6       Organizational Documents and Corporate Records. The Sellers have previously made available to the Buyer copies of the certificate of incorporation and by-laws, or comparable instruments, of the Company and each of the Subsidiaries as in effect on the date hereof. True and complete copies of the minute books, or comparable records, of the Company and the principal Subsidiaries listed on Section 3.6 of the Sellers’ Disclosure Schedule have previously been made available to the Buyer for its inspection. The names of the officers and directors of the Company and each Subsidiary as of the date hereof are set forth on Section 3.6 of the Sellers’ Disclosure Letter.

3.7       Financial Statements. The Sellers have previously made available to the Buyer copies of (i) the audited combined balance sheet of the Company, the Subsidiaries and the affiliated entities set forth on Section 3.7 of the Sellers’ Disclosure Letter (the “Affiliated Entities ”) as of December 31, 2001 and the related statements of operations and cash flows for the year then ended (the “Audited Financial Statements”) and (ii) the unaudited combined balance sheet of the Company, the Subsidiaries and the Affiliated Entities as of March 31, 2002 and the related statement of earnings before interest, taxes and amortization for the three months then ended (the “ Interim Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial position of the Company, the Subsidiaries and the Affiliated Entities as of the dates presented therein, and fairly present in all material respects the results of the operations of the Company, the Subsidiaries and the Affiliated Entities for the fiscal periods then ended. The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved (except as indicated in any notes thereto), except that the Interim Financial Statements do not contain normal audit adjustments (the effect of which will not have or reflect, individually or in the aggregate, a Company Material Adverse Effect) and certain footnote disclosure required by GAAP. The Company maintains internal accounting controls that provide reasonable assurance that material transactions are recorded as necessary in order to permit preparation of the Company’s financial statements and maintain accountability for the assets and liabilities of the Company and the Subsidiaries.

3.8       Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any liabilities (including service warranties or guarantees of obligations of any Person other than the Company or any of the Subsidiaries) other than (a) liabilities reflected on the face of the Company Financial Statements, (b) contractual and service obligations arising in the ordinary course of business (other than obligations arising out of a material default or alleged material default), (c) liabilities accruing after March 31, 2002 in the ordinary course of business or in accordance with this Agreement, (d) liabilities otherwise disclosed herein and (e) other liabilities that are not significant. For purposes of clause (e) only, it is understood that (i) with respect to any liability that is specifically addressed in any representation or warranty contained herein, “significant” shall be determined by the applicable materiality standards contained in such representation or warranty and (ii) in any other case, “significant” shall mean an amount greater than $50,000.

3.9       Absence of Changes. Except as disclosed in the Company Financial Statements and except as contemplated or permitted by this Agreement, since April 1, 2002 there has not been:

(a)       any damage, destruction or loss, whether or not covered by insurance, that would have, individually or in the aggregate, a Company Material Adverse Effect;

(b)       any declaration, setting aside or payment of any dividend or other distribution (whether in cash or property) with respect to any of the Shares;

(c)       any change, occurrence or circumstance in the financial condition, business, results of operations, properties or assets of the Company or any of the Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect;

(d)       any loan or advance by the Company or any of the Subsidiaries to any Seller or any Affiliate of any Seller (other than the Company or any of the Subsidiaries);

(e)       any sale or conveyance of any assets of the Company or any of the Subsidiaries, except in the ordinary course of business or transfers among the Company and the Subsidiaries;

(f)       any change in the accounting methods or practices of the Company or any of the Subsidiaries, or any change in depreciation or amortization policies or rates adopted by any of them, except as may be required by law or GAAP;

(g)       any cancellation of any material debt, any waiver or release of any material right or claim or any payment, discharge, release, compromise, waiver or satisfaction of any material claim or liability by the Company or any of the Subsidiaries;

(h)       any material increase in the compensation payable to any executive officers or directors of the Company or any of the Subsidiaries, except in the ordinary course of business or as may be required by law;

(i)       any material amendment to or the entering into of any employment, severance, retention or similar agreement with any Company Employee, or any material amendment to or the adoption of any Benefit Plan by the Company or any of the Subsidiaries; or

(j)       any agreement to do any of the foregoing.

3.10     Tax Matters.

(a)       Each of the Company and the Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extensions of time) all Tax Returns required to be filed by it through the date of this Agreement, and will prepare and file, in a manner consistent with prior years, all Tax Returns required to be filed by it on or before the Closing Date. Such Tax Returns have been and will be correctly prepared in all material respects.

(b)       All Taxes shown on such previously filed Tax Returns have been paid or, in the case of such Tax Returns that will be filed prior to Closing, will be timely paid upon the filing of such Tax Returns.

(c)       With respect to any period for which Tax Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, each of the Company and the Subsidiaries has made sufficient current accruals for such Taxes in accordance with GAAP. Neither the Company nor any of the Subsidiaries has incurred any Tax liabilities since December 31, 2001, except in the ordinary course of business.

(d)       No penalties or other charges are or will become due with respect to the late filing of any Tax Return or payment of any Tax of the Company or any of the Subsidiaries required to be filed or paid on or before the Closing Date.

(e)       There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for Taxes due from or with respect to the Company or any of the Subsidiaries for any taxable period.

(f)       No closing agreement that could affect the Taxes of the Company or any of the Subsidiaries for periods ending after the Closing Date pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of the Subsidiaries.

(g)       Neither the Company nor any of the Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other laws or regulations) by reason of a change in accounting method or otherwise; (ii) has any knowledge that any taxing authority has proposed any such adjustment or change which proposal is currently pending; or (iii) has an application pending with any taxing authority requesting permission for any change in accounting methods that relates to its business and operations.

(h)       As of the Closing Date, neither the Company nor any of the Subsidiaries will be bound by any tax sharing, allocation or indemnification agreement and, after the Closing Date, no payments will be due to or payable by the Company or any of the Subsidiaries under any such agreement. As of the Closing Date, neither the Company nor any of the Subsidiaries will have any material liability for any unpaid Taxes of any other entity by reason of being a member of a consolidated, combined or unitary group for Tax purposes.

(i)       To the Knowledge of the Sellers, (i) the Tax Returns of the Company and the Subsidiaries are not currently under audit or examination by the IRS, and (ii) no audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending, and neither the Company nor any of the Subsidiaries has received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company or any of the Subsidiaries.

3.11     Compliance with Laws. Neither the Company nor any of the Subsidiaries is in violation of any applicable orders, judgments, injunctions, awards, decrees or writs (collectively, “Orders”), or any applicable laws, statutes, regulations or other requirements, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Laws”), of any courts, administrative agencies or commissions or other governmental authorities (collectively, “ Governmental Bodies”), which violations would have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the Sellers make no representation or warranty in this Section 3.11 with respect to tax Laws, Environmental Laws or ERISA and employee benefit Laws, which are specifically and exclusively addressed in Sections 3.10, 3.13 and 3.20, respectively.

3.12     Permits. Each of the Company and the Subsidiaries has all licenses, franchises, permits and authorizations of any Governmental Bodies as are necessary for the lawful conduct of the business of the Company and the Subsidiaries (collectively, “Permits”), except where the failure to have such Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.13     Environmental Compliance. Each of the Company and the Subsidiaries has complied, and is currently in compliance, in all material respects with all applicable laws, regulations, codes or ordinances relating to pollution or protection of the environment (collectively, “Environmental Laws”).

3.14     No Breach. The execution and delivery by the Sellers of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Sellers of this Agreement in accordance with its terms will not:

(a)       violate the certificate of incorporation or by-laws (or comparable instruments) of the Company or any of the Subsidiaries;

(b)       require the Company to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person in order to permit the business of the Company and the Subsidiaries to continue to be conducted substantially in the same manner as currently conducted immediately following the Closing Date, except for the notification requirements of the HSR Act or as set forth in Section 3.14(b) of the Sellers’ Disclosure Letter (the “Company Consents and Notices”);

(c)       if the Company Consents and Notices are obtained or made, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, or result in the acceleration of any monetary liabilities under, any Material Contract or result in the creation of any Lien upon any of the properties of the Company or any of the Subsidiaries pursuant to the terms of any Material Contract; or

(d)       if the Company Consents and Notices are obtained or made, violate or result in the revocation or suspension of any Permits held by the Company or any of the Subsidiaries;

provided, however, that each of the cases set forth in clauses (b) through (d) above is subject to exceptions that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.15     Contracts.

(a)       Each of the contracts, agreements, leases and licenses to which the Company or any of the Subsidiaries is a party or is bound and that are of the type listed below (collectively, the “Material Contracts”) is set forth in Section 3.15(a) of the Sellers’ Disclosure Letter:

(i)       contracts or agreements with customers of the Company or any of the Subsidiaries for whom the Company and the Subsidiaries, taken as a whole, have recognized revenue in excess of $100,000 for either (A) the year ended December 31, 2001 or (B) the period between January 1, 2002 and May 31, 2002, which contracts or agreements as to each customer shall be represented herein by either (x) a master or umbrella contract or agreement with such customer or (y) a contract or agreement (including a purchase order) with such customer covering a recent or ongoing project that represents the Company’s or the applicable Subsidiary’s customary terms and conditions and contractual relationship with such customer;

(ii)      other than contracts or agreements with customers or employees, any contracts or agreements that involve aggregate payments or other consideration in excess of $50,000 per year, including contracts with suppliers;

(iii)     any contracts or agreements pursuant to which the Company or any of its Subsidiaries has made any loan or advance to any of its directors, officers or employees outside the ordinary course of business;

(iv)     any joint venture or partnership contracts or agreements;

(v)      any contracts or agreements relating to the borrowing of money or any guarantee in respect thereof or any capitalized lease obligation by the Company or any of the Subsidiaries, in each case in excess of $50,000 or pursuant to which the Company or any of the Subsidiaries has granted a security interest in any of its assets, tangible or intangible;

(vi)     any contracts or agreements that limit or restrict the Company or any of the Subsidiaries from engaging in any line of business or with any Person in any geographical area; or

(vii)    any collective bargaining contracts or agreements.

(b)       The Sellers have delivered to the Buyer a correct and complete copy of each of the Material Contracts and a brief description of each Material Contract that is written in a language other than English. Each such description includes information regarding the names of the parties, the duration or term, the nature of the work to be performed, any change of control provisions and any material limitations on liabilities contained therein and is substantially accurate with respect to the information contained therein. None of the Material Contracts set forth in Section 3.15(a)(i) of the Sellers’ Disclosure Letter contains any provision imposing any material obligations or liabilities on the Company or any of the Subsidiaries other than obligations or liabilities related to or arising out of the provision of services to customers. Each of the Material Contracts is valid and binding on the Company or such Subsidiary and, to the Knowledge of the Sellers, on the other party or parties thereto and is in full force and effect. Neither the Company nor any of the Subsidiaries has received notice of any uncured or unwaived material default by the Company or any of the Subsidiaries or, to the Knowledge of the Sellers, by any other party or parties thereto, nor does there exist any condition that with the passage of time or the giving of notice or both would cause such a material default under any Material Contract by the Company or any of the Subsidiaries or, to the Knowledge of the Sellers, by any other party or parties thereto. None of the Sellers, the Company or any of the Subsidiaries has received from any party to any Material Contract written notice of its intention to cancel or terminate such Material Contract.

3.16     Property. Each of the Company and the Subsidiaries has good title, free and clear of all Liens, to all of its owned properties and assets, real and personal, tangible or intangible, that are material to the business of the Company and the Subsidiaries as currently being conducted, including the owned property and assets that are reflected on the Company Financial Statements or were acquired after March 31, 2002, except for (i) Liens incurred in the ordinary course of business, (ii) Liens relating to purchase money security interests entered into in the ordinary course of business, (iii) properties or assets disposed of in the ordinary course of business, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business, (v) Liens for current Taxes and assessments not yet past due or delinquent or that are being contested in good faith by appropriate proceedings or (vi) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect. All of the real property owned or leased by the Company and the Subsidiaries, and all real property owned or leased by any Seller or any Affiliate of any Seller (other than the Company or any Subsidiary) and leased to, or otherwise used by, the Company and the Subsidiaries, is set forth in Section 3.16 of the Sellers’ Disclosure Letter. All leases pursuant to which the Company or any of the Subsidiaries, as lessee, leases real or personal property are valid and binding on the Company and the Subsidiaries and, to the Knowledge of the Sellers, on the other parties thereto and neither the Company nor such Subsidiary nor, to the Knowledge of the Sellers, any other party thereto, is in material default thereunder. There are no leases, subleases, licenses or other agreements granting to any Person other than the Company or any of the Subsidiaries any right to the possession, use, occupancy or enjoyment of the real property owned or leased by the Company or any of the Subsidiaries, or any portion thereof. To the Knowledge of the Sellers, all buildings, structures and other improvements included within the real property owned or leased by the Company and the Subsidiaries are presently in a condition that is adequate for the intended uses of such property, subject to continued repair and replacement in accordance with past practice, and normal wear and tear excepted.

3.17     Intellectual Property.

(a)       Section 3.17(a) of the Sellers’ Disclosure Letter sets forth all patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, copyright registrations and applications and other material registered or unregistered Intellectual Property owned or filed by the Company and/or the Subsidiaries as of the date hereof. Section 3.17(a) of the Sellers’ Disclosure Letter sets forth all material licenses under which the Company or a Subsidiary is a licensee or licensor of Intellectual Property, except such licenses and other agreements relating to “off-the-shelf” products, standard products or any products subject to mass market licenses or that are commercially available on a retail basis. Section 3.17(a) of the Sellers’ Disclosure Letter sets forth details regarding any outstanding payment obligations of the Company or any Subsidiary under any agreement under which the Intellectual Property is licensed to the Company or any Subsidiary in excess of $10,000 per agreement.

(b)       The Company or one of the Subsidiaries owns or has the right to use pursuant to a valid license all Intellectual Property that is necessary to conduct the business of the Company and the Subsidiaries as presently conducted, free and clear of all liens and encumbrances.

(c)       Neither the Company nor any Subsidiary has received any written notice nor, to the Knowledge of the Sellers, any other notice, asserting (i) the invalidity, misuse or unenforceability of any Intellectual Property or (ii) the infringement or misappropriation of any third party intellectual property rights (including any demand or request that the Company or any Subsidiary license any rights from a third party) and, to the Knowledge of the Sellers, there are no valid grounds for such claims. To the Knowledge of the Sellers, no Person is infringing upon or otherwise violating the Intellectual Property. None of the products or services owned, used, provided or sold by the Company or any Subsidiary infringes upon or violates any third party intellectual property rights, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.18     Litigation. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened against the Company or any of the Subsidiaries or any Benefit Plan (other than routine claims for benefits). There is no pending governmental audit or inquiry with respect to any Benefit Plan. Neither the Company nor any of the Subsidiaries is subject to any outstanding Orders that would restrict or limit the conduct of the business of the Company and the Subsidiaries as currently being conducted.

3.19     Brokers. None of the Sellers, the Company or any of the Subsidiaries has used any broker or paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.

3.20     Employee Benefit Plans.

(a)       Each Benefit Plan is set forth in Section 3.20(a) of the Sellers’ Disclosure Letter. There is no Benefit Plan that (i) is a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA.

(b)       The Sellers have previously made available to the Buyer written summaries of the Foreign Plans and copies of the Benefit Plans (other than the Foreign Plans) (and, if applicable, related trust agreements) and all amendments thereto, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Benefit Plan (other than the Foreign Plans), the most recent determination letter received from any taxation authority with respect to any Benefit Plan (other than the Foreign Plans), and each summary plan description, summary of material modification and registration statement, permit application and prospectus prepared in connection with any Benefit Plan (other than the Foreign Plans).

(c)       Each Benefit Plan that is intended to be qualified under an applicable provision of the Code or any regulation thereunder, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption; each trust created under any such Benefit Plan is exempt from tax and has been so exempt since its creation and, to the Knowledge of the Sellers, nothing has occurred with respect to the operation of any Benefit Plan that would cause the loss of such qualification or exemption. Each Benefit Plan (other than the Foreign Plans) has been maintained in substantial compliance with its terms and with the requirements prescribed by any applicable statutes, orders, rules and regulations, including ERISA and the Code.

(d)       Neither the Company nor any of the Subsidiaries has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required under applicable Laws or pursuant to binding contracts in existence on the date hereof and listed on Section 3.20(a) of the Sellers’ Disclosure Letter.

(e)       The Sellers have previously made available to the Buyer a true and complete list and copies of each Benefit Plan that covers employees of the Company and the Subsidiaries (“Company Employees”) outside of the United States (each, a “ Foreign Plan”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of all applicable Laws and has been maintained in good standing with applicable Governmental Bodies. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all material contributions to, and material payments from, the Foreign Plans that may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability in accordance with GAAP on the Company Financial Statements, or disclosed to the Buyer in writing within fifteen days following the date hereof, and the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants.

(f)       From and after the Closing Date, the Buyer will have no liability under any Benefit Plan sponsored by Berlitz International in connection with the transactions contemplated by this Agreement.

(g)       The Sellers have previously made available to the Buyer true, complete and correct copies of (i) all severance plans, agreements, programs and policies of either Seller, the Company and each Subsidiary that are applicable to any employee, director or consultant of the Company or any Subsidiary, and (ii) all plans, programs, agreements and other arrangements of either Seller, the Company and each Subsidiary with or relating to any employee, director or consultant of the Company or any Subsidiary that contain “change of control” provisions that would result in a financial obligation of the Company or any Subsidiary and are listed in Section 3.20(a) of the Sellers’ Disclosure Letter.

(h)       Section 3.20(h) of the Sellers’ Disclosure Letter sets forth the name of each Company Employee whose annual base salary exceeded $100,000 for calendar year 2001 (except for the president of the Company, who is expected to resign as of the Closing). No payment or benefit that may be required to be made by the Company or any Subsidiary or that may otherwise be required to be made under the terms of any Benefit Plan or other arrangement will constitute a parachute payment under Section 280(G)(1) of the Code.

(i)       Neither the Company nor any Subsidiary is required to obtain the consent of any Option Holder in connection with the consummation of the transactions described in and contemplated by Section 6.12 of this Agreement.

3.21     Employee Relations.

(a)       None of the individuals employed by the Company or any of the Subsidiaries is represented by a union, local works council or similar organization. Neither the Company nor any of the Subsidiaries has at any time during the last three years had, or, to the Knowledge of the Sellers, is there now threatened, any strike, work stoppage or other material labor dispute. To the Knowledge of the Sellers, there are no current activities or proceedings of any union, local works council or similar organization in connection with an attempt to organize the Company’s or any Subsidiary’s employees.

(b)       As of the date hereof, none of the Company Employees covered by the 2002 GlobalNET Management Incentive Plan or the Berlitz International, Inc. Short Term Executive Incentive Compensation Plan (the “Bonus Plans”) has given formal notice of or formally expressed to the Sellers such employee’s intent to terminate his or her employment with the Company or any Subsidiary (except for the president of the Company, who is expected to resign as of the Closing).

(c)       All employees who are active in the business of the Company and the Subsidiaries are employed by the Company or one of the Subsidiaries, other than certain senior-level executives, the accounting, legal and tax departments and employees conducting internal audits, handling insurance matters and performing headquarters administrative functions.

(d)       The Sellers have previously made available to the Buyer a copy of Berlitz International’s code of corporate conduct in existence as of the date hereof (the “Code of Corporate Conduct”). The Code of Corporate Conduct sets forth the general corporate policies and guidelines of Berlitz International and its subsidiaries, including the Company and the Subsidiaries, with respect to business ethics, including the treatment of proprietary and other confidential information.

3.22     Accounts Receivable. All accounts receivable reflected on the March 31, 2002 balance sheet included in the Company Financial Statements, and all accounts receivable arising subsequent to March 31, 2002, have arisen in the ordinary course of business and the reserves in respect thereof (including the reserves included in the general reserve provision) are reflected on the March 31, 2002 balance sheet included in the Company Financial Statements or, with respect to accounts receivable arising subsequent to March 31, 2002, on the accounting records of the Company and the Subsidiaries, in each case in amounts not less than those that would be required to be established in accordance with GAAP. As of the date hereof, the outstanding accounts receivable of (i) the 10 largest customers of the Company and the Subsidiaries, taken as a whole, by revenue recognized for the year ended December 31, 2001, and (ii) the 10 largest customers of the Company and the Subsidiaries, taken as whole, by revenue recognized for the period between January 1, 2002 and May 31, 2002, are at least as collectible as the outstanding accounts receivable of the customers of the Company and the Subsidiaries, taken as a whole, in the aggregate.

3.23     Banks, Brokers and Powers of Attorney. Section 3.23 of the Sellers’ Disclosure Letter sets forth (a) the name of each bank, safe deposit company or other financial institution with which the Company or any of the Subsidiaries has an account, safe deposit box or lock box, (b) the name of each person authorized by the Company or any of the Subsidiaries to draw on any account or to have access to any safe deposit box or lock box and (c) the names of all persons authorized by powers of attorney to act on behalf of the Company or any of the Subsidiaries in matters concerning its business or affairs.

3.24     Affiliate Transactions. Except for employment relationships and compensation and benefits in the ordinary course of business, neither the Company nor any Subsidiary is a party to any agreement, arrangement or understanding (whether written or oral) with, or involving the making of any payment or transfer of assets to, any Seller or any Affiliate of any Seller (other than the Company or any Subsidiary) or any stockholder, officer or director of any Seller or of any Affiliate of any Seller.

3.25     Insurance. Set forth in Section 3.25 of the Sellers’ Disclosure Letter is a list of all insurance policies maintained with respect to the Company and the Subsidiaries (the “Insurance Policies”). Each of the Company and the Subsidiaries is, and at all times during the past two years has been, insured with reputable insurers (or self-insured) against all risks normally insured against by companies in similar lines of business, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. All of the Insurance Policies required to be maintained with respect to the Company and the Subsidiaries are valid and binding in accordance with their terms and are in full force and effect, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries is in material breach or default with respect to any provision contained in any Insurance Policy, nor does there exist any condition that with the passage of time or the giving of notice or both would cause any material breach or default with respect to any provision contained in any Insurance Policy by the Company or any of the Subsidiaries.

3.26     Customers. Since December 31, 2001 until the date hereof, none of (i) the 10 largest customers of the Company and the Subsidiaries, taken as a whole, by revenue recognized for the year ended December 31, 2001, or (ii) the 10 largest customers of the Company and the Subsidiaries, taken as whole, by revenue recognized for the period between January 1, 2002 and May 31, 2002, has terminated or materially reduced or, to the Knowledge of the Sellers, has threatened to terminate or materially reduce its business relationship with the Company or any of the Subsidiaries.

3.27     Full Disclosure. In providing documents to the Buyer in connection with the Buyer’s due diligence review, the Sellers have not knowingly (i) provided any document that contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading, except for documents or omissions corrected by a subsequent document delivered, or (ii) failed to provide any material document in response to the Buyer’s reasonable requests, except for documents that the Sellers have previously informed the Buyer would not be provided, which are described on Section 3.27 of the Sellers’ Disclosure Letter. In connection with the Buyer’s due diligence review, the Sellers have provided certain information regarding the gross margins of the Company and the Subsidiaries by allowing the Buyer’s accountants to access the Company’s customer database and to interview relevant Company Employees, and all such information provided to the Buyer’s accountants was materially accurate and not misleading.

3.28     Exclusivity of Representations. The representations and warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Sellers hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer or its officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

4.       Representations and Warranties of Sellers as to the Shares and this Agreement. The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

4.1       Title to the Shares. Each Seller owns beneficially and of record, free and clear of any Lien, and has full power and authority to convey free and clear of any Lien, the Shares set forth opposite such Seller’s name in Section 3.4(a) of the Sellers’ Disclosure Letter and, upon payment for such Shares at the Closing as herein provided, such Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien.

4.2       Authority to Execute and Perform Agreement.

(a)       Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully such Seller’s obligations hereunder. This Agreement has been duly executed and delivered by such Seller, and assuming due execution and delivery hereof by the Buyer, this Agreement will be a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

(b)       The execution and delivery by such Seller of this Agreement, the consummation of the transactions contemplated hereby, and the performance by such Seller of this Agreement in accordance with its terms has been duly authorized by such Seller and will not:

(i)       violate the certificate of incorporation or by-laws of such Seller;

(ii)      require such Seller to obtain any material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for the notification requirements of the HSR Act or as set forth in Section 4.2(b) of the Sellers’ Disclosure Letter (collectively, the “Seller Consents and Notices”);

(iii)     if the Seller Consents and Notices are obtained or made, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any material contract, agreement, lease or license to which such Seller is a party or by or to which such Seller, any of its properties or the Shares held by such Seller is or may be bound or subject, except as could not reasonably be expected to materially impair or delay the ability of the Sellers to consummate the transactions contemplated hereby; or

(iv)     result in the creation of any Lien on the Shares held by such Seller.

5.       Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

5.1       Due Incorporation and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. The Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority could not reasonably be expected to materially impair or delay the ability of the Buyer to consummate the transactions contemplated hereby.

5.2       Authority to Execute and Perform Agreement.

(a)       The Buyer has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer, and assuming due execution and delivery hereof by the Sellers, this Agreement will be a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(b)       The execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Buyer of this Agreement in accordance with its terms have been duly authorized by the Buyer and will not:

(i)       violate the certificate of incorporation or by-laws (or comparable instruments) of the Buyer;

(ii)      require the Buyer to obtain any material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for the notification requirements of the HSR Act and filings or notices required under Foreign Antitrust Laws in Brazil, Ireland and Finland (collectively, the “Buyer Consents and Notices” and, together with the Company Consents and Notices and the Seller Consents and Notices, the “Required Consents and Notices”); or

(iii)     if the Buyer Consents and Notices are obtained or made, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any material contract, agreement, lease or license to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject, except as could not reasonably be expected to materially impair or delay the ability of the Buyer to consummate the transactions contemplated hereby.

5.3       Brokers. No Person retained by or on behalf of the Buyer or any of its Affiliates is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.

5.4       Purchase for Investment. The Buyer is purchasing the Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

5.5       Financial Ability. The Buyer has cash available or has existing borrowing facilities or unconditional, binding funding commitments that are sufficient to enable it to consummate the transactions contemplated by this Agreement. The financing, if any, required to consummate the transactions contemplated by this Agreement is referred to herein as the “ Financing.” Each of the conditions to the Financing will be satisfied and the Financing will be available for the transactions contemplated hereby on a timely basis and in no event later than the tenth Business Day after the conditions to Closing set forth in Sections 7.2 and 8.2 have been satisfied.

5.6       Exclusivity of Representations. The representations and warranties made by the Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties.

6.       Covenants and Agreements.

6.1       Conduct of Business. The Sellers agree that:

(a)       Between the date of this Agreement and the Closing Date, except as set forth in this Agreement or in Section 6.1(a) of the Sellers’ Disclosure Letter or otherwise agreed to in writing by the Buyer (which agrees to respond promptly to any request for such agreement and not to unreasonably withhold such agreement), the Sellers shall cause each of the Company and the Subsidiaries to operate in the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Sellers shall cause each of the Company and the Subsidiaries to continue to use the same efforts it currently expends to preserve its business organization and to preserve its present relationships with its customers and all other Persons having business relationships with the Company and the Subsidiaries, and the Sellers shall cause each of the Company and the Subsidiaries to cooperate fully, between the date hereof and the Closing Date, in the Buyer’s efforts to retain senior management personnel and other employees of the Company and the Subsidiaries. The Sellers will use reasonable efforts to cause the Company to have at least $16,000,000 in Cash as of the Closing Date.

(b)       Between the date of this Agreement and the Closing Date, except as provided for in this Agreement, as set forth in Section 6.1(b) of the Sellers’ Disclosure Letter or as otherwise agreed to in writing by the Buyer (which agrees to respond promptly to any request for such agreement and not to unreasonably withhold such agreement), the Sellers shall:

(i)       not permit the Company or any of the Subsidiaries to amend its certificate of incorporation or by-laws (or comparable instruments);

(ii)      not permit the Company or any of the Subsidiaries to incur any additional indebtedness for borrowed money;

(iii)     not permit the Company or any of the Subsidiaries to issue, deliver, sell or authorize, or propose the issuance, delivery, sale or purchase of, any shares of capital stock or any other equity security, or any class of securities convertible into, or rights, warrants or options to acquire, any such capital stock or other equity securities;

(iv)     not permit the Company or any of the Subsidiaries to cancel, terminate or materially amend any Material Contract, except in the ordinary course of business;

(v)      not knowingly take or omit to take, or cause the Company or any Subsidiary to take or omit to take, any action that would result in a breach of any of the Sellers’ representations or warranties contained in Articles 3 and 4; and

(vi)     cause the Company and the Subsidiaries to maintain insurance at presently existing levels so long as such insurance is available on commercially reasonable terms.

6.2       Confidentiality. The Buyer reaffirms the confidentiality letter agreement, dated January 29, 2002 (the “Confidentiality Agreement”), between the Company and the Buyer, and agrees to fulfill its obligations thereunder. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect. The Buyer and the Sellers agree to maintain, before and after the Closing, the confidentiality of all information concerning the Sellers (including the amounts paid to each Seller hereunder) or the Buyer, as the case may be, except as may be required by applicable Law, in which case the Buyer or the Sellers, as the case may be, shall promptly notify the Sellers or the Buyer, as the case may be, of any such requirement and the Sellers or the Buyer, as the case may be, shall be permitted to seek confidential treatment for such information.

6.3       Expenses. Other than all HSR Act filing fees, which shall be the responsibility of the Buyer, and except as otherwise specifically provided herein, the Buyer and the Sellers (and not the Company) shall bear their respective expenses, including all fees and expenses of agents, representatives, counsel and accountants, incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. The Buyer shall reimburse the Sellers for all out-of-pocket expenses incurred in connection with the audit of the Audited Financial Statements, including all fees and expenses of the Sellers’ independent certified public accountants; provided, that such reimbursement obligation shall not exceed $300,000.

6.4       Publicity. Except as may be required by law, the parties agree that no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Sellers and the Buyer. If any public announcement is required by law to be made by any party hereto, prior to making such announcement, such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon. Attached hereto as Exhibit A are the forms of press releases to be issued upon execution of this Agreement.

6.5       Intercompany Payables. On or before the Closing, the Sellers shall cause (i) any amounts that are owed by the Sellers or any of the Affiliates of the Sellers (other than the Company or any Subsidiary) to be set off against any amounts due and owing by the Company or any of the Subsidiaries to the Sellers or any of the Affiliates of the Sellers (other than the Company or any Subsidiary) and (ii) any net amounts due and owing by the Company or any of the Subsidiaries to the Sellers or any of the Affiliates of the Sellers (other than the Company or any Subsidiary) to be settled, forgiven or converted into equity (including by the contemporaneous contribution of an equivalent amount of capital), as described in Section 6.5 of the Sellers’ Disclosure Letter.

6.6       Required Consents.

(a)       Each of the Sellers and the Buyer shall use all reasonable efforts to obtain or make all Required Consents and Notices. In the event that any of the Company Consents and Notices are not obtained or made and the Buyer proceeds with the Closing without such Company Consents and Notices having been obtained or made, the Sellers shall, or shall cause their agents to use all reasonable efforts to assist the Buyer in obtaining or making any such Company Consents and Notices after the Closing Date until such time as such Company Consents and Notices have been obtained or made; provided, that the Sellers shall not be liable to the Buyer in the event that the Buyer and the Sellers are unable to secure any such Company Consents and Notices.

(b)       At all times prior to the Closing, the parties shall cooperate and coordinate with each other, as appropriate, with respect to filings and notifications to Governmental Bodies in connection with obtaining or making the Required Consents and Notices. Without limiting the generality of the foregoing, the Sellers, on the one hand, and the Buyer, on the other hand, shall make or cause to be made available all information reasonably requested by the other party to permit all necessary filings and notices to be made with or to Governmental Bodies as promptly as practicable after the date hereof. Each party shall promptly furnish or cause to be furnished all information and documents reasonably required by the relevant Governmental Bodies as may be appropriate in order to obtain or make the Required Consents and Notices.

6.7       Access to Information and Cooperation.

(a)       From and after the date hereof until the Closing, the Sellers shall, and shall cause the Company and the Subsidiaries to, give to the Buyer’s officers, employees, agents, attorneys, consultants and accountants, reasonable access during normal business hours upon reasonable notice to all of the properties, books, contracts, documents and records with respect to the Company and the Subsidiaries and shall furnish to the Buyer and such Persons as the Buyer shall designate to the Sellers such information relating to the Company or any Subsidiary as the Buyer or such Persons may at any time and from time to time reasonably request. No investigation pursuant to this Section 6.7(a) shall affect any representation or warranty made by the Sellers to the Buyer hereunder or otherwise affect the indemnification obligations of the Sellers hereunder.

(b)       From and after the Closing, the Buyer (including, for the purpose of this Section 6.7(b), the Company and the Subsidiaries after the Closing) shall provide the Sellers and their professional advisors with reasonable access to the books and records of the Company and the Subsidiaries (i) in connection with the preparation of the Net Current Assets Statement contemplated by Section 1.4, (ii) if reasonably required in connection with any litigation, investigation, tax audit, discovery or similar proceeding, or in the preparation of Tax Returns, and (iii) as may be necessary in order to enable the Sellers and their professional advisors to investigate claims for indemnification under Article 10 or Article 11 and to exercise fully all rights they may have in connection with such claims. If any Seller shall reasonably request the assistance (including testimony) of employees of the Buyer, the Company or any of the Subsidiaries after the Closing (or any successors thereto) in connection with any third-party litigation, investigation, tax audit, discovery, similar proceeding or claim against any Seller, the Buyer shall make such employees available for a reasonable period of time; provided, that all out-of-pocket costs shall be borne by the Seller or Sellers making such request.

6.8       Further Assurances. The Buyer and the Sellers shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Without limiting the generality of the foregoing, each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 7 and 8.

6.9       Transfer Taxes. The Buyer, on the one hand, and the Sellers, on the other hand, shall each be liable for, and shall pay, 50% of all transfer, real property, sales, use, goods and services, conveyance, recording or any other similar fees or taxes, and all documentary or other stamp taxes, arising out of or related to the transactions contemplated by this Agreement (but not including any income, franchise, profits, gross receipts or similar taxes).

6.10     Berlitz Names and Marks.

(a)       Subject to the terms of the License Agreement, the Buyer acknowledges and agrees that the Buyer has no rights in and to (i) the names or marks “BERLITZ” and “BERLITZIT”, (ii) any other trade names, trademarks or Internet domain names in which the word “BERLITZ” appears, (iii) the trade name “GLOBALNET” or (iv) any other marks or names owned, used or licensed by the Sellers or any of their Affiliates (the “Berlitz Names and Marks”) and, following the Closing Date, the Buyer shall not have any right, title or interest in and to, or right to use, the Berlitz Names and Marks or any marks or names confusingly similar thereto. The Buyer covenants that it will not hereafter adopt, use, or register or authorize others to adopt, use, or register, any trade names, trademarks, service marks or Internet domain names consisting of or incorporating the Berlitz Names and Marks or any marks, names or Internet domain names confusingly similar thereto. Notwithstanding anything in this Agreement to the contrary, the representations and warranties provided by the Sellers pursuant to Article 3 hereof shall not apply to the Berlitz Names and Marks. On the Closing Date, Berlitz Investment and the Company shall enter into a license agreement, substantially in the form attached hereto as Exhibit A (the “License Agreement”), pursuant to which the Company and the Subsidiaries will be permitted to use (x) the Berlitz Names and Marks for a period not to exceed 90 days and (y) if (but only to the extent that) the names of any non-U.S. Subsidiaries cannot be changed within such 90-day period using all reasonable efforts, the “BERLITZ” or “BERLITZ GLOBALNET” names as a corporate name in non-U.S. Subsidiaries for a period and within the parameters set forth in the License Agreement, each for the limited purpose of ensuring a smooth transition of the business of the Company and the Subsidiaries and deterring consumer confusion, as more fully set forth in the License Agreement.

(b)       If at any time the Buyer is deemed to have acquired any right, title or interest in and to any Berlitz Names and Marks (other than the license granted pursuant to the License Agreement), or marks, names or Internet domain names similar thereto, the Buyer hereby assigns to Berlitz Investment all right, title and interest in and to such marks and names. The Buyer shall execute and sign all such instruments, applications and documents and shall take all such actions as are reasonably requested by Berlitz Investment to enable Berlitz Investment and its Affiliates, nominees and successors to enjoy the full benefit of the Berlitz Names and Marks and to secure the vesting in Berlitz Investment absolutely of the Buyer’s right, title and interest in and to such Berlitz Names and Marks.

(c)       Within five Business Days after the Closing, the Buyer will cause an amendment to the certificate of incorporation of the Company to be filed with the Secretary of State of the State of New York, and as soon as reasonably practicable based upon the legal requirements in each applicable jurisdiction, but in no event more than 60 days after the Closing, the Buyer will cause amendments to the certificate of incorporation (or comparable instruments) for each of the Subsidiaries to be filed with the appropriate Governmental Bodies in the relevant jurisdictions, to change the name of each of the Company and the Subsidiaries to a name not containing any of the Berlitz Names and Marks or any marks or names confusingly similar thereto and will cause to be filed as soon as practicable after the Closing based upon the legal requirements in each applicable jurisdiction, in all jurisdictions in which the Company and the Subsidiaries are qualified to do business, any documents necessary to (i) reflect such change in their corporate names, (ii) terminate their qualification or de-register their names with the appropriate Governmental Bodies and (iii) register their new corporate names with the appropriate Governmental Bodies. The Buyer shall send copies of all amendments and filings under this Section 6.10(c) to the attention of the Legal Department at the address of the Sellers listed in Section 13.3.

(d)       For a period of nine months following the Closing Date, none of the Sellers or their subsidiaries shall use the name “GLOBALNET” as part of its corporate name or otherwise conduct business using the “GLOBALNET” name.

6.11     Employee Matters.

(a)       On or as soon as practicable following the Closing Date, those employees of the Company and the Subsidiaries who become employees of the Buyer shall be eligible to participate in those benefit plans and programs maintained for similarly situated employees of the Buyer (or in substantially similar programs), on the same terms applicable to similarly situated employees of the Company and the Subsidiaries and to the extent that such plans and programs provide the following benefits: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Code Section 125 benefit arrangements, bonus, profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits, and employee stock option and stock purchase plans.

(b)       Except as otherwise specifically provided herein, on and after the Closing Date, the Buyer shall cause the Company and the Subsidiaries to recognize the service of each Company Employee for the Company and the Subsidiaries and any Affiliates thereof before the Closing Date for all employment-related purposes other than (to the extent permitted by applicable Law) with respect to the accrual of benefits under any defined benefit pension plan maintained by the Buyer). To the extent applicable, the Buyer shall cause (i) all pre-existing condition exclusions under the Buyer’s welfare and other employee benefit plans to be waived for each Company Employee and his or her covered dependents to the extent that such exclusion did not operate to prohibit coverage of such Company Employee and his or her covered dependents under the analogous Benefit Plan immediately prior to the commencement of coverage under the Buyer’s welfare and other employee benefit plans and (ii) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the year that ends on the commencement of coverage under the Buyer’s welfare and other employee benefit plans to be taken into account under the Buyer’s welfare and other employee benefit plans for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with the Buyer’s welfare and other employee benefit plans.

(c)       Company Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of the Sellers or any of their Affiliates after the Closing Date. After the Closing has occurred, the Buyer shall be obligated to pay the Company Employees who are employed by the Company or one of the Subsidiaries immediately prior to the Closing Date and (i) who are employed by the Buyer as of December 31, 2002 or (ii) whose employment with the Buyer has been involuntarily severed other than for cause, any bonuses accrued on the “Payroll and Commissions” item of the Net Current Assets Statement, as have been adjusted to reflect actual Company performance through the period ending on the last day of the month ending prior to the date of this Agreement, with respect to the Bonus Plans plus any additional bonus amounts determined at the discretion of the Buyer; provided, that the Sellers shall provide the Buyer, no later than the Closing Date, with reasonable substantiation of such performance and corresponding bonus payments in accordance with the terms of the Bonus Plans, as determined by the board of directors of Berlitz International; provided, further, that any accrued benefits under the Bonus Plans for the president of the Company shall be paid by the Company prior to Closing. For purposes of this section, “cause” is defined as (i) the Company Employee’s indictment for any felony or any crime involving moral turpitude, (ii) gross negligence or willful misconduct by the Company Employee in connection with his position hereunder or (iii) the Company Employee’s willful and continuing refusal to perform his duties. Payment of bonuses under the Bonus Plans pursuant to this Section 6.11(c) shall be made no later than March 31, 2003. The Buyer shall not assume any obligations under the Berlitz International, Inc. Supplemental Executive Retirement Plan.

(d)       On and after the Closing Date, the Buyer shall be responsible with respect to Company Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other applicable Law, including any requirement to provide for and discharge any and all notifications, benefits and liabilities to Company Employees and Governmental Bodies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

6.12     Stock Options. On or prior to the Closing Date, the Sellers shall (i) pay to each holder of an Option (an “Option Holder”) the consideration payable in respect of all Options held by such Option Holder in accordance with the Company’s 2000 Stock Option Plan (the “Option Plan”), (ii) cause all Options outstanding under the Option Plan to be cancelled as of the Closing Date, and (iii) cause the Option Plan to be terminated effective immediately prior to the Closing Date.

6.13     Covenant Not to Compete.

(a)       Each of the Sellers agrees that, for a period of five years after the Closing (the “Restricted Period”), it shall not, and shall not permit any of its subsidiaries to, directly or indirectly, engage, anywhere in the world, whether as a partner, stockholder, principal, agent or consultant, in any business involving the provision of translation, interpretation or localization services that competes, in whole or in part, with the business of the Buyer, its subsidiaries, the Company and the Subsidiaries as currently being conducted (the “Restricted Business”).

(b)       During the Restricted Period, none of the Sellers or any of their subsidiaries shall, directly or indirectly, (i) induce any customer of the Company or any of the Subsidiaries, or any other Person with whom the Company or any of the Subsidiaries has a business relationship, whether contractual or otherwise, to discontinue, or alter in a manner materially adverse to the business of the Company and the Subsidiaries, such business relationship, or (ii) solicit or induce any employee of the Company or any of the Subsidiaries to leave the employment of the Company or any of the Subsidiaries; provided, however, that the foregoing shall not preclude any solicitation by either Seller or any of their subsidiaries through a general advertising not specifically directed at the employees of the Company or any of the Subsidiaries.

(c)       Notwithstanding anything to the contrary contained in this Agreement, each of the Sellers and their subsidiaries may (i) engage in the businesses and activities described in Section 6.13(c) of the Sellers’ Disclosure Letter or (ii) own or acquire, directly or indirectly, solely as an investment, securities of any Person, whether or not traded on any securities exchange, if such Seller or subsidiary or any of its Affiliates is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 10% or more of any class of equity securities of such Person.

(d)       If any Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.13 (the “Restrictive Covenants”), the

Buyer shall have the right and remedy without regard to any other available remedy to (i) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (ii) have issued an injunction restraining any such breach; it being agreed that such Seller will not challenge an assertion by the Buyer that any breach of any of the Restrictive Covenants will cause irreparable injury to the Buyer, nor will such Seller assert as a defense to any such attempt to obtain equitable relief that money damages will provide an adequate remedy to the Buyer. Each Seller further agrees that if any Seller breaches this covenant, it would be difficult or impossible to quantify actual damages. As a result, the Sellers, jointly and severally, agree to pay liquidated damages in an amount equal to 100% of all revenues received in connection with any conduct that is in breach of this covenant and not rectified by the Sellers within 60 days’ notice of such breach. This amount does not constitute a penalty but is a reasonable approximation of damages. Under no circumstances shall the Buyer be required to post a bond to enforce this covenant.

(e)       It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

(f)       Each of the Sellers acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restricted Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

6.14     Website Traffic. From and after the Closing Date, the Sellers shall promptly redirect all Internet traffic containing references to “Berlitz GlobalNET” or translation, localization and interpretation services that exist on the Berlitz.com website to the Buyer’s website, www.bowneglobal.com, or to such other website as may be designated by the Buyer to the Sellers at least five Business Days prior to the Closing Date.

6.15     Transfers of Subsidiary Shares.

(a)       From and after the date hereof until the Closing, the Sellers shall, and shall cause the Company and the Subsidiaries to, use all reasonable efforts to complete the transfer of shares of any Subsidiary in which the Company or one of the Subsidiaries does not own all of the issued and outstanding shares of capital stock and other ownership interests (other than Berlitz Global Services Ltda., Berlitz GlobalNET Chile Traducciones Ltda. and Berlitz Translations s.r.l.) to the Company or one of the Subsidiaries prior to Closing. If any such transfer is not completed prior to

Closing, the Sellers shall transfer all economic and other beneficial interests in any such Subsidiary to the Company or one of the Subsidiaries as of the Closing Date and shall use all reasonable efforts to complete such transfer as soon as practicable.

(b)       With respect to the transfer of any shares not owned by the Company or one of the Subsidiaries in each of Berlitz Global Services Ltda., Berlitz GlobalNET Chile Traducciones Ltda. and Berlitz Translations s.r.l., (i) the Sellers shall transfer all economic and other beneficial interests in any such Subsidiary to the Company or one of the Subsidiaries as of the Closing Date, (ii) as soon as practicable but in any event within 30 days following the Closing Date, the Buyer shall designate in writing one or more affiliated or associated companies to whom such shares should be transferred, and (iii) following such designation, the Sellers shall use all reasonable efforts to complete such transfers as soon as practicable.

(c)       If any transfer contemplated under Section 6.15(a) or (b) cannot be completed for any reason, the Sellers shall use all reasonable efforts to transfer, or cause to be transferred, all of the assets, properties, rights, licenses, permits, contracts, causes of action, claims and operations of such Subsidiary, and all of the liabilities and obligations of such Subsidiary, that relate to the ownership and conduct of the business of such Subsidiary, as the same existed on the Closing Date, to the Company or one of its Subsidiaries (or the Buyer’s designee, in the case of transfers contemplated under Section 6.15(b)), whether by asset transfer or other means permitted in the relevant jurisdiction. The Sellers shall pay all expenses incurred in connection with any transfer contemplated under this Section 6.15, including the Buyer’s reasonable attorney’s fees.

6.16      Termination of Subleases. Within three months following the Closing Date, the Buyer shall notify the Sellers in writing if the Buyer desires to terminate any sublease arrangement in the offices currently occupied by the Company or one of the Subsidiaries in Canada, Italy or Japan. If the Buyer desires to terminate any such sublease arrangement, the Buyer shall pay the Sellers an amount equal to 50% of the remaining obligations under such sublease arrangement from the date of such payment through the end of the term of such sublease arrangement. Upon receipt of such payment, the Sellers shall, or shall cause their Affiliates to, terminate such sublease arrangement, such termination to be effective as of the date of such payment.

6.17      Transition Services. Upon Closing and for a period of up to 90 days following the Closing Date, at the Company’s request, Berlitz International agrees to provide the Company and the Subsidiaries with such accounting, computer, administrative and other services as Berlitz International provides to the Company and the Subsidiaries on the date hereof (except for services provided by Berlitz International headquarters) for such compensation and on such terms as such services are now provided to the Company and the Subsidiaries.

6.18      Distributions. Each of the Sellers agrees that, for a period of 18 months following the Closing, it shall not distribute all or any portion of the Purchase Price received by it hereunder to any Person, unless, as a condition to such distribution, such Seller obtains a written instrument for the benefit of the Buyer pursuant to which the Person to whom such distribution is ultimately distributed agrees to be liable for such Seller’s obligations hereunder to the extent of the amount of such distribution.

7.       Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

7.1       Representations and Covenants. The representations and warranties of the Sellers contained in Articles 3 and 4 to the extent qualified by materiality or by reference to a Company Material Adverse Effect shall be true and correct in all respects and, to the extent not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as aforesaid as of such other dates or times. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. Each Seller shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by an officer of such Seller, to the foregoing effect.

7.2       HSR Act and Other Antitrust Filings. Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated, and any approvals required under the Foreign Antitrust Laws in connection with the transactions contemplated hereby shall have been obtained.

7.3       No Orders or Proceedings. No Order shall have been issued or proceeding or litigation initiated by any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

7.4       Consents. All of the Required Consents and Notices (other than those referred to in Section 7.2) shall have been obtained or made.

7.5       Resignations. The Sellers shall cause to be delivered to the Buyer on the Closing Date all resignations of members of the Board of Directors and officers of the Company and the Subsidiaries that have been requested in writing by the Buyer at least two Business Days prior to the Closing, such resignations to be effective immediately after the Closing.

7.6       Intercompany Payables. Pursuant to Section 6.5, the Sellers shall have caused any net amounts due and owing by the Company or any of the Subsidiaries to the Sellers or any of the Affiliates of the Sellers (other than the Company or any Subsidiary) to be settled, forgiven or converted into equity (including by the contemporaneous contribution of an equivalent amount of capital).

7.7       Opinion of Sellers’ Counsel. The Buyer shall have received (i) the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Sellers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C, and (ii) the opinion of the general counsel of the Sellers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

8.       Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers:

8.1       Representations and Covenants. The representations and warranties of the Buyer contained in Article 5 to the extent qualified by materiality shall be true and correct in all respects and, to the extent not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct as aforesaid as of such other dates or times. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date. The Buyer shall have delivered to the Sellers a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

8.2       HSR Act and Other Antitrust Filings. Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated, and any approvals required under the Foreign Antitrust Laws in connection with the transactions contemplated hereby shall have been obtained.

8.3       No Orders or Proceedings. No Order shall have been issued or proceeding or litigation initiated by any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

8.4       Consents. All of the Required Consents and Notices (other than those referred to in Section 8.2) shall have been made or obtained.

8.5       Opinion of Buyer’s Counsel. The Sellers shall have received the opinion of Brobeck, Phleger & Harrison LLP, counsel to the Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

9.       Survival. The representations and warranties of the Sellers and the Buyer contained herein shall survive the Closing for the respective periods set forth in this Article 9. All of the representations and warranties of the Sellers contained in Articles 3 and 4 shall terminate 18 months from the Closing Date, except that the representations and warranties contained in Sections 3.10 and 4.1 shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof. Thereafter all such representations and warranties of the Sellers shall be extinguished and no claim for the recovery of any Losses may be asserted against either Seller in respect thereof; provided, however, that claims first asserted in writing with specificity within the applicable period referred to above shall not thereafter be barred. All of the representations and warranties of the Buyer contained in Article 5 shall terminate one year from the Closing Date. The provisions of Article 11 shall survive until the later of (i) the expiration of the applicable statute of limitations or (ii) the conclusion of litigation, including appeals, plus 30 days. The agreements of the Buyer and the Sellers contained in this Agreement shall survive beyond the Closing, except for those agreements that are expressly limited by their terms to other dates or times, which shall survive only to such dates or times.

10.      Indemnification.

10.1     Obligation of the Sellers to Indemnify. From and after the Closing Date, subject to Sections 10.3, 10.4 and 10.5, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer and each of its Affiliates, directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Buyer Indemnified Parties”), from and against all liabilities, losses, claims, costs and damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) that arise out of, or result from, (a) the breach of any representation, warranty, covenant or agreement of the Sellers that survives the Closing to the extent not waived by the Buyer, (b) the Company’s or any Subsidiary’s use of the name “GlobalNET” prior to the Closing Date, (c) any claim relating to (i) the cancellation of the Options and the termination of the Option Plan pursuant to Section 6.12 and the assertion of any rights in connection therewith by any Option Holder or (ii) any withholding Taxes required to be paid in connection with the payment to the Option Holders pursuant to Section 6.12, and (d) any claim relating to the repayment of grants by the Industrial Development Agency (Ireland) to Berlitz (Ireland) Limited; provided, that the Sellers’ obligation to indemnify for any Losses pursuant to this Section 10.1(d) shall terminate upon the earliest of (i) the Buyer’s announcement of its intention to discontinue the Company’s operations in Ireland or materially reduce the number of its employees or the level of its operations or investment in Ireland, (ii) the Buyer’s termination of the Company’s operations in Ireland or material reduction in the number of its employees or the level of its operations or investment in Ireland and (iii) 18 months from the Closing Date. From and after the Closing Date, subject to Sections 10.3, 10.4 and 10.5, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties for all Immaterial Losses if and to the extent that the Threshold Amount has been exceeded pursuant to Section 10.4(b).

10.2     Obligation of the Buyer to Indemnify. From and after the Closing Date, subject to Sections 10.3, 10.4 and 10.5, the Buyer shall indemnify, defend and hold harmless the Sellers and each of their respective Affiliates, directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against all Losses that arise out, of or result from, the breach of any representation, warranty, covenant or agreement of the Buyer that survives the Closing to the extent not waived by the Sellers. From and after the Closing Date, the Company and the Subsidiaries shall be jointly and severally liable for the Buyer’s indemnification obligations pursuant to this Article 10 and Article 11.

10.3     Indemnification Procedure.

(a)       Any indemnified party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall promptly notify the indemnifying party or parties (collectively, the “Indemnifying Party”) of any third party claim or demand for which the Indemnified Party is asserting a claim hereunder. Such notice shall be accompanied by a reasonably complete description of the basis for such claim or demand (including an estimate of the amount thereof and copies of all correspondence, process, legal pleadings and other relevant documentation relating thereto) and reference to the provisions of this Agreement under which liability is asserted. The failure to provide such notice shall not relieve the Indemnifying Party of any of its obligations hereunder, or impair the right of the Indemnified Party to indemnification hereunder, except to the extent that such failure shall actually prejudice the Indemnifying Party.

(b)       The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any claim or demand in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect to take over the defense of such claim or demand through counsel of its own choosing by so notifying the Indemnified Party within 30 days of receipt of the Indemnified Party’s notice of such claim or demand. If the Indemnifying Party makes such an election:

(i)       it shall keep the Indemnified Party reasonably informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Party;

(ii)      with respect to any issue involved in such claim or demand, it shall have the sole right to settle or otherwise dispose of such claim or demand on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition of any claim or demand shall be required if such settlement or disposition shall result in any liability to, or equitable relief against, the Indemnified Party, which consent shall not be unreasonably withheld; and

(iii)     the Indemnified Party shall have the right to participate jointly in the defense of such claim or demand, but shall do so at its own cost not subject to reimbursement under Section 10.1 or 10.2.

(c)       If the Indemnifying Party does not elect to take over the defense of a claim or demand, the Indemnified Party shall have the right to contest, compromise or settle such claim or demand in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim or demand shall be required, which consent shall not be unreasonably withheld.

(d)       The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. Without limiting the generality of the foregoing, each party agrees to pursue any available claims against insurers who may have provided insurance coverage for any Losses and further agrees to use commercially reasonable efforts to pursue, or to assign to the Indemnifying Party, any claims or rights it may have against any Person that may reduce the Losses otherwise incurred by the Indemnified Party. Each party agrees that it shall cooperate with the other parties in the defense of any claim or action.

10.4     Measure of and Limitations upon Indemnification.

(a)       The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds received by the Indemnified Party.

(b)       The Sellers’ liability for any Losses under this Article 10 and for any Tax Losses attributable to Pre-Closing Foreign Taxes under Article 11 shall be subject to the following limitations: (i) the Sellers shall have no liability for any such Losses or Tax Losses (other than those arising out of, or resulting from, the breach by either Seller of its representations and warranties in Article 4) unless and until the aggregate amount of such Losses and Tax Losses for which the Sellers are obligated to indemnify pursuant to Section 10.1(a) or Section 11.2, and other Losses suffered by the Buyer that would have been indemnifiable under Section 10.1(a) but for their exclusion under standards of materiality (indicated by the use of the words “Company Material Adverse Effect,” “material,” “significant” or “substantial”) set forth in Sections 3.3, 3.8(e), 3.9(a), 3.11, 3.12, 3.13, 3.14, 3.17(c), 3.20(c) and 3.20(e), the third line and the third sentence of Section 3.16 and the third and fourth sentences of Section 3.25 (“Immaterial Losses”) shall exceed $1,000,000 (the “Threshold Amount”), in which case the Sellers shall be liable only to the extent that the aggregate amount of such Losses, Immaterial Losses and Tax Losses, as finally determined, shall exceed the Threshold Amount; (ii) the aggregate liability of the Sellers for all such Losses, Immaterial Losses and Tax Losses pursuant to Section 10.1(a) or Section 11.2 (other than those arising out of, or resulting from, the breach by either Seller of its representations and warranties in Article 4) shall not exceed, in the aggregate, the Purchase Price and (iii) the aggregate liability of the Sellers for all Losses arising out of, or resulting from, Section 10.1(d) shall not exceed, in the aggregate, Euro 936,000.

(c)       EXCEPT IN THE CASE OF FRAUD (FOR WHICH LIABILITY SHALL BE GOVERNED BY APPLICABLE LAW) AND AS

PROVIDED BELOW, IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, SUCH AS CONSEQUENTIAL, INDIRECT, INCIDENTAL OR OTHER SIMILAR DAMAGES, FOR ANY BREACH OR DEFAULT UNDER, OR ANY ACT OR OMISSION ARISING OUT OF OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNDER ANY FORM OF ACTION WHATSOEVER, WHETHER IN CONTRACT OR OTHERWISE. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE ABILITY OF THE BUYER TO ALLEGE DAMAGES FOR THE DIMINUTION IN PRESENT VALUE OF THE COMPANY ASSOCIATED WITH ANY BREACH OF THE SELLERS’ REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES.

10.5     Exclusivity of Indemnity. Except in the event the Buyer is seeking equitable relief or liquidated damages pursuant to Section 6.13 or in the case of fraud (for which liability shall be governed by applicable law), the indemnification provided in this Article 10 and the Tax indemnification provided in Article 11 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the transactions contemplated hereby. Except in the event the Buyer is seeking equitable relief or liquidated damages pursuant to Section 6.13 or in the case of fraud (for which liability shall be governed by applicable law), the Buyer expressly waives, releases and agrees not to make any claim against the Sellers, except for indemnification claims made pursuant to this Article 10 or Article 11, for the recovery of any costs or damages, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract or failure of disclosure).

10.6      Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 10 or Article 11) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

11      Tax Indemnification; Tax Matters.

11.1      Preparation of Tax Returns and Payment of Taxes.

(a)       The Sellers shall prepare or cause to be prepared and file all Tax Returns of the affiliated group or consolidated, combined or unitary group, within the meaning of Section 1504(a) of the Code or comparable provision of state or local law, filing consolidated federal income Tax Returns or consolidated, combined or unitary state and local income Tax Returns of which the Sellers and the Company or any of the Subsidiaries are or were members on or prior to the Closing Date (the “Seller Group”) required to be filed with any Tax authority for Tax periods or portions thereof ending on or before the Closing Date, which are filed after the Closing Date (any such consolidated federal income Tax Returns together with any such consolidated, combined or unitary state and local income Tax Returns are referred to herein as “Pre-Closing Seller Group Tax Returns”). The Sellers also shall prepare or cause to be prepared and file all other Tax Returns required to be filed with respect to the Company or any of the Subsidiaries on or prior to the Closing Date.

(b)       The Sellers shall include the income and deductions of the Company and the Subsidiaries that are members of the Seller Group (including any deferred income triggered into income under Treasury Regulation Sections 1.1502-13 and 1.1502-14, any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 resulting from or related to transactions contemplated under this Agreement and any Taxes resulting from the Section 338(h)(10) Election, any Section 338(g) Election and any Check-the-Box Election) on the Pre-Closing Seller Group Tax Returns for all periods or portions thereof through and including the Closing Date and pay any federal, state, or local income Taxes attributable to such income (“Pre-Closing Seller Group Taxes”).

(c)       Other than as set forth in Sections 11.1(a) and 11.1(b), the Buyer shall prepare or cause to be prepared and file all Tax Returns of the Company and the Subsidiaries required to be filed with any Tax authority after the Closing Date. Such Tax Returns shall include the Tax Returns of any non-United States Subsidiaries, which are not members of the Seller Group, required to be filed with any Tax authority after the Closing Date (“Foreign Tax Returns”). In the event that any Taxes payable are shown on such Foreign Tax Returns for Tax periods or portions thereof through and including the Closing Date (“ Pre-Closing Foreign Taxes”) exceed Taxes which are included as current liabilities (excluding any reserve for deferred taxes established to reflect timing differences between book and Tax income (a “Deferred Tax Reserve”)) on the Net Current Assets Statement as finally determined pursuant to Section 1.4, the Buyer shall permit the Sellers to review and comment on such Foreign Tax Returns prior to filing. The Buyer shall notify the Sellers of the amount of such Pre-Closing Foreign Taxes and any other Taxes with respect to such Tax Returns for which the Sellers are liable pursuant to Section 11.2. The Sellers shall pay the amount of such Taxes to the Buyer in immediately available funds at least five Business Days prior to the date such Taxes are required to be paid.

(d)       For purposes of this Agreement, in the case of any Taxes of the Company or any of the Subsidiaries that are payable with respect to any Tax period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under Section 6.9), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or the Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and the Subsidiaries.

11.2      Tax Indemnification by the Sellers. From and after the Closing Date, the Sellers shall (without duplication of the payments required by Section 11.1(c)), jointly and severally, indemnify the Buyer, the Company, the Subsidiaries and their respective Affiliates (each, a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties ”) against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) any Taxes imposed on the Company or the Subsidiaries for all periods or portions of periods through the Closing Date, including the Pre-Closing Seller Group Taxes or Pre-Closing Foreign Taxes of the Company or any of the Subsidiaries, in excess of Taxes which are included as current liabilities (excluding any Deferred Tax Reserve) on the Net Current Assets Statement as finally determined pursuant to Section 1.4; (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of the Subsidiaries is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or comparable provision of foreign, state or local law; and (iii) Taxes imposed on a Tax Indemnified Buyer Party as a result of a breach of a representation or warranty set forth in Section 3.10.

11.3      Tax Indemnification by Buyer. From and after the Closing Date, the Buyer shall indemnify the Sellers and their Affiliates (each, a “Tax Indemnified Seller Party” and collectively, the “Tax Indemnified Seller Parties”) against and hold harmless from any and all Tax Losses arising out of Taxes of the Company or the Subsidiaries other than amounts for which a Tax Indemnified Buyer Party is indemnified by the Sellers under Section 11.2.

11.4      Tax Indemnification Procedures.

(a)       After the Closing, each party to this Agreement (whether the Buyer or the Sellers, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Tax authority or any other Person with respect to Taxes for which such other party is liable pursuant to Sections 11.2 or 11.3; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article 11. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.

(b)       Payment by an indemnitor of any amount due to an indemnitee under this Article 11 shall be made within 10 days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority or other applicable third party is due by the indemnitee; provided, that the indemnitor shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Tax authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 11.5, payment of such contested Tax will not be considered due earlier than the date a final determination to such effect is made by such Tax authority or a court.

(c)       All amounts required to be paid pursuant to this Article 11 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.

11.5      Cooperation. The Sellers and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and the Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of the Subsidiaries (any such audit, claim for refund or proceeding is referred to herein as a “ Contest”). The Sellers and the Buyer shall each be entitled to participate in the proceedings relating to any Contest and shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or the Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.5. No Contest shall be settled without the consent of the party that is responsible for the resulting Taxes hereunder, which consent shall not be unreasonably withheld or delayed. Any information obtained under this Section 11.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

11.6      Tax Treatment of Certain Payments. The parties agree to treat any adjustment to the Purchase Price under Section 1.4(c), any payment made under Section 6.16 and any indemnity payment made under this Agreement, including any indemnity payment made under Article 10 or this Article 11, as an adjustment to the Purchase Price for all Tax purposes and the parties agree to file their Tax Returns accordingly.

11.7     Section 338(h)(10) Election.

(a)       Upon the request of the Buyer made no later than 60 days after the Closing Date, the Sellers shall join with the Buyer in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign law (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company and any domestic Subsidiaries hereunder and agree that the Buyer also may make an election under Section 338(g) of the Code and any corresponding or similar elections under state, local or foreign law (collectively, the “Section 338(g) Elections”) with respect to any foreign Subsidiaries hereunder; provided, however, that (i) the Buyer agrees that upon the request of the Sellers, the Buyer will make (or cause the Company and any foreign Subsidiary designated by the Sellers to make) an election, to be effective at least 10 days prior to the Closing Date, under Treasury Regulation Sections 301.7701-1 to 301.7701-3 to treat any foreign Subsidiary designated by the Sellers as disregarded as an entity separate from its owner (the “Check-the-Box Elections”), in which case the Buyer shall be entitled to make a protective Section 338(g) Election with respect to such entity; and (ii) if the combined effect of the Section 338(h)(10) Election, any Section 338(g) Election and any Check-the-Box Election is to increase the amount of Taxes payable by the Sellers compared with the Taxes that would be payable by the Sellers in the absence of all such elections, the Sellers are not required to join with the Buyer in making the Section 338(h)(10) Election unless the Buyer reimburses the Sellers for such increased Taxes. In the event the Buyer does not request that the Sellers join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 11.7 shall not apply.

(b)       The Sellers currently estimate that the amount that will be required to be reimbursed to the Sellers under clause (ii) of the proviso to Section 11.7(a) will not exceed $2,000,000. At the Buyer’s request, no later than 20 days after the completion of the allocation of the purchase price under Section 11.7(c), the Sellers will provide the Buyer with the final calculation of the amount required to be reimbursed to the Sellers under clause (ii) of the proviso to Section 11.7(a) (including documentation showing the manner in which the amount was calculated) and a list of the foreign Subsidiaries with respect to which the Sellers wish to make the Check-the-Box Elections.

(c)       The Buyer shall determine and allocate the “aggregate deemed sales price” (“ADSP”) with respect to the assets of the Company and the Subsidiaries in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions of state, local and foreign law (the “ADSP Allocation”). The Buyer shall forward a draft of the ADSP Allocation to the Sellers for the Sellers’ consent, which consent shall not be unreasonably withheld or delayed. The Buyer and the Sellers and their respective Affiliates shall be bound by the ADSP Allocation for all Tax purposes. The Buyer and the Sellers shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Section 338(h)(10) Election, any Section 338(g) Election, any Check-the-Box Election and the ADSP Allocation and shall take no position contrary thereto unless required to do so by applicable Tax laws.

12.     Termination of Agreement.

12.1     Termination.

(a)        This Agreement may be terminated prior to the Closing as follows:

(i)       at the election of the Sellers, if any one or more of the conditions to the obligation of the Sellers to close set forth in Article 8 (other than those that by their nature cannot be satisfied prior to the Closing) has not been fulfilled as of the close of business on September 30, 2002;

(ii)      at the election of the Buyer, if any one or more of the conditions to the obligation of the Buyer to close set forth in Article 7 (other than those that by their nature cannot be satisfied prior to the Closing) has not been fulfilled as of the close of business on September 30, 2002;

(iii)     at the election of the Sellers or the Buyer, if any legal proceeding is commenced by any Governmental Body seeking to prevent the consummation of the Closing or any other transaction contemplated hereby and either the Sellers, on the one hand, or the Buyer, on the other hand, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

(iv)     at the election of the Sellers, if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach is incapable of being, or is not, cured within five Business Days after written notice of such breach from the Sellers to the Buyer, it being understood that the mere disclosure of such breach shall not constitute a cure;

(v)      at the election of the Buyer, if the Sellers have breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach is incapable of being, or is not, cured within five Business Days after written notice of such breach from the Buyer to the Sellers, it being understood that the mere disclosure of such breach shall not constitute a cure; or

(vi)     at any time on or prior to the Closing Date, by mutual written consent of the Sellers and the Buyer.

(b)       If this Agreement terminates in accordance with Section 12.1(a)(i), (ii), (iii), (iv) or (vi), it shall become null and void and have no further force or effect, except as provided in Section 12.2.

(c)       If the Buyer validly terminates this Agreement pursuant to Section 12.1(a)(v), the Sellers shall (i) reimburse the Buyer for all of its reasonable out-of-pocket expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of agents, representatives, counsel and accountants, and (ii) refund to the Buyer any amounts previously paid to the Sellers pursuant to Section 6.3 to reimburse expenses incurred in connection with the audit contemplated by Section 6.15. The Buyer and the Sellers agree that the remedy provided by this Section 12.1(c) shall be the Buyer’s sole and exclusive remedy hereunder for the termination of this Agreement pursuant to Section 12.1(a)(v).

12.2     Survival After Termination. If this Agreement terminates pursuant to Section 12.1 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect; provided, that any such termination shall not affect the rights set forth in Section 12.1(c) and shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 6.2, 6.3, 6.4 and 12.1(c), this Section 12.2 and Article 13 shall survive any termination of this Agreement.

13.     Miscellaneous.

13.1     Certain Definitions.

(a)       As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA), including any material employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Company or any of the Subsidiaries has, or in the future could have, any material liability, other than plans mandated by applicable laws.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Foreign Antitrust Laws” means any applicable antitrust, competition or trade regulatory laws, rules or regulations of any foreign Governmental Body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Intellectual Property” means all of the following, to the extent used by the Company or any of the Subsidiaries: (i) patents, patent applications, patent disclosures and inventions, designs and improvements; (ii) copyrights (registered and unregistered), including all renewals and extensions thereof and all applications for registration thereof; (iii) trademarks, service marks, trade names, trade dress, brand names, designs, logos or corporate names, Internet domain names, and all applications and registrations thereof, together with all of the goodwill associated therewith; (iv) trade secrets, know-how, processes, procedures and databases; (v) computer software programs, data, databases and documentation related thereto and (vi) other proprietary confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, internal processes and systems, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information); provided, that, notwithstanding anything to the contrary contained herein, “Intellectual Property” shall not include the Berlitz Names and Marks.

“Knowledge” of the Sellers means the actual knowledge, after due inquiry, where appropriate, of local country managers and finance officers, of any of the following individuals: James B. Lewis, Brian Kelly, Brian Giambagno, Deane Dayton, Ken Murphy, John Murphy, Alistair Gatoff, Ronald Stark, Charles Court, Adam Ratner, Paul Weinstein and Karl Chase.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes and any liability arising by virtue of being a member of a consolidated, combined or unitary group.

“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

(b)       The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

ADSP	1.4(a)
ADSP Allocation	11.7(c)
Affiliated Entities	3.7
Agreement	Preamble
Audited Financial Statements	3.7
Berlitz International	Preamble
Berlitz Investment	Preamble
Berlitz Names and Marks	6.10(a)
Bonus Plans	3.21(b)
Buyer	Preamble
Buyer Consents and Notices	5.2(b)(ii)
Buyer Indemnified Parties	10.1
Cash	1.4(a)
Check-the-Box Elections	11.7(a)
Closing	2
Closing Date	2
Code of Corporate Conduct	3.21(d)
Company	Preamble
Company Common Stock	3.4(a)
Company Consents and Notices	3.14(b)
Company Employees	3.20(e)
Company Financial Statements	3.7
Company Material Adverse Effect	3.3
Confidentiality Agreement	6.2
Contest	11.5
Deferred Tax Reserve	11.1(c)
Environmental Laws	3.13
Financing	5.5
Foreign Plan	3.20(e)
Foreign Tax Returns	11.1(c)
GAAP	3.7
Governmental Bodies	3.11
Indemnified Party	10.3(a)
Indemnifying Party	10.3(a)
Immaterial Losses	10.4(b)
Independent Accounting Firm	1.4(b)
Insurance Policies	3.25
Interim Financial Statements	3.7

Term	Section

Laws	3.11
License Agreement	6.10(a)
Losses	10.1
Material Contracts	3.15(a)
Net Current Assets	1.4(a)
Net Current Assets Statement	1.4(a)
Option	3.5
Option Holder	6.12
Option Plan	6.12
Orders	3.11
Permits	3.12
Pre-Closing Foreign Taxes	11.1(c)
Pre-Closing Seller Group Taxes	11.1(b)
Pre-Closing Seller Group Tax Returns	11.1(a)
Purchase Price	1.1
Required Consents and Notices	5.2(b)(ii)
Restricted Business	6.13(a)
Restricted Period	6.13(a)
Restrictive Covenants	6.13(d)
Section 338(g) Elections	11.7(a)
Section 338(h)(10) Election	11.7(a)
Seller Consents and Notices	4.2(b)(ii)
Seller Group	11.1(a)
Sellers	Preamble
Sellers’ Disclosure Letter	3
Shares	Recitals
Straddle Period	11.1(d)
Subsidiaries	3.2(a)
Tax Indemnified Buyer Parties	11.2
Tax Indemnified Seller Parties	11.3
Tax Losses	11.2
Threshold Amount	10.4(b)

13.2     Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)       Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

(b)        Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(d)        EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 13.2(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 13.2(c) AND THIS SECTION 13.2(d).

13.3    Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 13.3 by the party to receive such notice:

(a)        if to the Buyer, to:

BGS Companies, Inc.
14 Walsh Drive
Parsippany, New Jersey 07054
Attention: Carl D. Glaeser
Facsimile: (973) 394-2013

with a copy to:

Brobeck, Phleger & Harrison LLP
1633 Broadway
New York, New York 10019
Attention: Mark L. Mandel, Esq.
Facsimile: (212) 586-7878

if to the Sellers, to:

Berlitz International, Inc.
400 Alexander Park
Princeton, New Jersey 08540-6306
Attention: Legal Dept.
Facsimile: (609) 514-9670

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
United States of America
Attention: David K. Lakhdhir, Esq.
Facsimile: (212) 757-3990

13.4    Entire Agreement.  This Agreement, together with the Confidentiality Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the sale and purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

13.5    Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13.6    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

13.7    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties, except that the Buyer may assign its rights hereunder to any of its Affiliates without the prior written consent of any other party hereto; provided, however, that such assignee also assumes all of the Buyer’s obligations hereunder and the Buyer remains liable for the performance of all of the Buyer’s obligations hereunder.

13.8    Usage.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”

13.9    Articles and Sections.  All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.10  Interpretation.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

13.11  Severability of Provisions.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

13.12  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

13.13  No Third Party Beneficiaries.  Except as otherwise provided in Articles 10 and 11, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto. Without limiting the generality of the foregoing, no provision of this Agreement (including Section 6.11) shall create any third party beneficiary rights in any employee or former employee of the Company or any of the Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by the Company or any of the Subsidiaries or otherwise.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BGS COMPANIES, INC.

By:		/s/ Carl D. Glaeser

Name:		Carl D. Glaeser
Title:		President & CEO

SELLERS:

BERLITZ INTERNATIONAL, INC.

By:		/s/ James B. Lewis

	Name:	James B. Lewis
	Title:	Executive Vice President

BERLITZ INVESTMENT
CORPORATION

By:		/s/ Paul H. Weinstein

	Name:	Paul H. Weinstein
	Title:	Vice President